Exhibit 99.1

Ocean Power Technologies’ PB3 PowerBuoy® Achieves New Operational Milestone

Over One-and-a-Half Years of Continuous Unabated Autonomous Wave Energy Conversion

MONROE TOWNSHIP, N.J., August 19, 2020 (GLOBE NEWSWIRE) – Ocean Power Technologies, Inc. (“OPT” or “the Company”) (NASDAQ: OPTT), a leader in innovative and cost-effective ocean energy solutions, today announced that the PB3 PowerBuoy® operating in the Adriatic Sea has surpassed 600 days of continuous operation for Eni’s Phase 1 resident autonomous underwater vehicle (AUV) project.

“The PB3 PowerBuoy® continues to validate its durability as a proven marine power asset,” said George H. Kirby, President and Chief Executive Officer of OPT. “The Adriatic Sea mission exemplifies the PB3’s capabilities in real-time and is an ongoing testament to OPT’s ability to deliver established technologies, constantly reinforcing our standing as a leader in offshore power solutions able to meet the unique needs of our customers.”

Initially leased by Eni, one of the world’s largest energy companies, in 2018 for an 18-month mission to convert wave energy into electricity for powering underwater vehicles, the PB3 PowerBuoy® lease was extended in March 2020 for an additional 18 months.

To date, this PB3 PowerBuoy® has produced more than 2.7 MWh since it was deployed. The power takeoff (PTO) – OPT’s patented wave energy conversion system that takes converts ocean wave motion into rotary motion to drive a generator – has made more than 3.5 million cycles. Over the past four years, OPT has put several PTO systems through both ocean-based and factory accelerated life testing, accumulating more 40 million cycles among them.

About Ocean Power Technologies

Headquartered in Monroe Township, New Jersey, OPT aspires to transform the world through durable, innovative, and cost-effective ocean energy solutions. Its PowerBuoy® solutions platform provides clean and reliable electric power and real-time data communications for remote offshore and subsea applications in markets such as offshore oil and gas, defense and security, science and research, and communications. To learn more, visit www.oceanpowertechnologies.com.

Forward-Looking Statements

This release may contain forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate, and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Contact Information

Investors: 609-730-0400 x401 or InvestorRelations@oceanpowertech.com

Media: 609-730-0400 x402 or MediaRelations@oceanpowertech.com